Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

May 23, 2022

Sunnova Energy International Inc.

20 East Greenway Plaza, Suite 540

Houston, Texas 77046

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by Sunnova Energy International Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 750,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable pursuant to the Sunnova Energy International Inc. Employee Stock Purchase Plan (the “Plan”), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Company’s Second Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws, each as amended to date, the Plan, corporate records of the Company, including minute books of the Company, as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied, to the extent we deem appropriate without independent investigation or verification, upon certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us is accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, will be validly issued, fully paid and non-assessable.

Sunnova Energy International Inc.	- 2 -	May 23, 2022

The opinions set forth above in this letter are limited in all respects to matters of the laws of the State of Delaware as in effect on the date hereof. We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.